    Exhibit 10.23
2023 Short-Term Incentive (STI) Plan

PURPOSE OF THE PLAN
The purpose of the 2023 Short-Term Incentive Plan (the “Plan”) is to reward Selected Participants (as defined below) of Lightning eMotors, Inc. and its subsidiaries (the “Company”) for the achievement of specific Company strategic goals.

EFFECTIVE DATE
The Plan is in effect from January 1, 2023, to December 31, 2023 (“Plan Term”) and supersedes all prior arrangements designed to provide annual cash incentive Bonus Awards.

DEFINITIONS
For the purposes of this document only, the following definitions will apply:

“Board of Directors” shall mean the Board of Directors of Lightning eMotors, Inc. that has delegated administration of the Plan to the Committee (defined below).

“Bonus Award” shall mean the actual award paid to a Selected Participant, as determined by the Committee, paid in cash following the end of the applicable Performance Period, and in accordance with the Plan.

“Committee” shall mean the Compensation Committee as appointed by the Board of Directors to administer the Plan, and includes any subcommittee created by the Compensation Committee to administer portions of the Plan.

“Company” shall mean Lightning eMotors, Inc., a Delaware corporation, and its consolidated subsidiaries.

“Fiscal Year” shall mean the 12-month period from January 1, 2023, to December 31, 2023.

“Performance Period” shall mean the two (6) six-month performance measurement periods (the first, January 1 – June 30, and the second, July 1 – December 31) in the Plan Term.

“Plan” shall mean the 2023 Short-Term Incentive Plan whose terms and conditions are presented herein.

“Retirement” shall mean a combination of age and years of service which total a minimum of sixty-five (65) provided that the minimum service period is no less than five (5) years.

“Selected Participant” shall mean regular, full-time employees of the Company who are deemed eligible, and selected to participate in the Plan by the Committee for named executive officers and management for others to participate in the Plan.

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ELIGIBILITY
Participation is limited to Selected Participants who are not covered by any other short-term incentive or commission plan and are therefore eligible to participate in the Plan. Notwithstanding anything in the Plan to the contrary, and unless otherwise determined by the Committee, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.

To earn and be eligible for a Bonus Award, if any, a Selected Participant must be actively employed in the eligible role as of April 20, 2023, for the first performance period, and as of October 1, 2023, for the second performance period, and must be employed and continue to be employed and provide the services required of their position through the applicable Bonus Award payment date. Selected Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for a Bonus Award payment on a prorated basis.  If a Selected Participant’s role or employment level changes during the Plan Term, the target percentage used in the calculation will be prorated between the lower target percentage and the higher target percentage dependent on the time worked in each role.

A condition precedent to earning any Bonus Award or prorated portion thereof is continuous active employment, which may include qualifying leaves of absence through the Bonus Award payment date.   Selected Participants must be actively employed by the Company on the date Bonus Awards are paid in order to earn a Bonus Award.  Irrespective of the terms of this Plan, if the Selected Participant is subject to a Company-issued employment or change of control agreement (“CIC Agreement”), those terms may take precedence in particular situations related to certain terminations and associated payment of a Bonus Award. Failure to comply with the Company’s policies, including but not limited to audit and control issues, may result in a loss of Bonus Award eligibility and potential termination of employment.

MEASURES OF PERFORMANCE
Generally, no later than 90 days after the beginning of the Performance Period, performance metrics have been or will be established by the Committee. The performance metrics translate the business strategy into defined targets against which actual business results are measured during each performance period in the Fiscal Year. Under the Plan, the corporate bonus pool for 2023 will be funded to the extent the Company achieves certain threshold, target or stretch levels of the pre-established performance metrics in each performance period. Twenty-five (25%) of the bonus is earned based on the achievement of individual performance as measured in the Company’s performance management process, or for the named executive officers, the amount of any discretionary bonus awarded by the Committee.

Each of the performance metrics carries a different weight in funding the corporate bonus pool (generally referred to herein as “corporate achievement”). Corporate achievement funds the bonus pool at 50% of threshold, 100% at target and 150% at stretch, each of which will be determined by the Committee. The Committee may determine that one or more performance metrics must be met to trigger pool funding for the

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remaining performance metrics. Achievement percentages between the threshold and target and between the target and stretch levels will be interpolated based on actual results in each category to determine the final achievement percentage to fund the pool. The Committee also has the discretion to establish other individual achievement scales for Selected Participants.

The Committee reserves the right to define Company performance metrics, and to review, revise, and amend the performance metrics at any time without notice at its sole discretion. Among the performance metrics the Committee may use (some of which may be non-GAAP financial measures), are the following: (a) net earnings or net income; (b) operating earnings, operating income; (c) pretax earnings; (d) earnings per share; (e) earnings per share after applying a capital charge; (f) share price, including growth measures and total stockholder return, on an absolute or relative basis against a selected index; (g) earnings before interest and taxes and related margin; (h) earnings before interest, taxes, depreciation and/or amortization and related margin; (i) sales or revenue growth, whether in general, by type of production, application or service, or by type of customer; (j) gross or operating profit or margins; (k) return measures, including return on assets, capital, investment, equity, sales or revenue; (l) economic value add (EVA) with or without a capital charge; (m) cash flow, including operational cash flow, free cash flow, cash flow return on equity and cash flow return on investment; (n) productivity ratios; (o) expense targets; (p) market share; (q) financial ratios as provided in credit agreements of the Company and its subsidiaries and interest expense; (r) working capital targets; (s) completion of acquisitions of businesses/companies or attainment of synergies; (t) completion of divestitures and asset sales; (u) operating metrics, design wins and inventory; (v) any combination of any of the foregoing business criteria and associated margins, some of which may exclude restructuring charges, acquisition related costs, stock based compensation, amortization of intangibles, tax release items, certain one-time tax items and other one-time charges, and may be limited to continuing operations.

The Committee may, in its sole and absolute discretion, make discretionary adjustments (including reduction) to any Selected Participant’s bonus opportunity or payout amount based on individual or corporate performance.

BONUS AWARD CALCULATION
Potential Bonus Awards are calculated as a percentage of the Selected Participant’s year-end annualized base salary (hereinafter referred to as “Target Percent”); provided, however, that, notwithstanding any other provisions of this Plan, the maximum amount of the Bonus Award that may be earned by and paid to any Selected Participant in respect of the Plan Term shall not exceed $600,000 (the “Maximum Payout”). The annual Target Percentage will be determined for the various employment levels or tiers.

Following the end of each Performance Period, the Committee will evaluate actual business results against each established Company performance metric in order to determine and certify the final achievement percentage. In addition, after the end of each Performance Period, the Participant’s individual performance rating for such Performance Period will be determined as measured through the performance management process. Subject to meeting the conditions and terms of the Plan, the combined (Company and individual achievement) final achievement percentage will be multiplied by the Select Participant’s annualized base

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salary (as of the last day of the Performance Period) and their Target Percent resulting in a final Bonus Award payment.

METHOD AND TIMING OF PAYMENTS
Bonus Award payments, if any, are paid after the most recent quarter end financial review applicable to the Performance Period, authorization of the payments by the Committee and after the filing of certain regulatory reports or other items, but generally no later than 90 days from the end of the Performance Period . Selected Participants must be actively employed by the Company on the date the Bonus Awards are paid in order to earn a Bonus Award, except in the case of eligible Retirement, in which case a pro-rata Bonus Award may be approved by the Compensation Committee, or the Chief Executive Officer for employees who are not Section 16 officers. Bonus Awards will be paid in cash.

The Bonus Award payment is subject to standard deductions and withholdings specific to the Selected Participant. Such deductions may include, but are not limited to, any participant elections made by the Selected Participant for contributions through payroll into the relevant qualified employer-sponsored Plans. Any such deferrals will be made in accordance with the terms of the applicable tax qualified employer-sponsored Plans.

PROMOTIONS / DEMOTIONS
The Company may in its sole and absolute discretion determine whether a promotion allows the Selected Participant to be transitioned to another plan or whether the potential Bonus Award is pro-rated or would continue at the current target level through the end of the Performance Period. If a Selected Participant’s role or employment level changes during a Performance Period, the Target Percent used in the calculation will be pro-rated between the lower percentage and the higher percentage dependent on the time worked in each role. A demotion of a Selected Participant during a Performance Period may be determined by the Company in its sole and absolute discretion. Such a demotion may result in a reduction of the Bonus Award or ineligibility under the Plan.

NEW HIRES / LATE ENTRANTS
Selected Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for a Bonus Award on a pro-rata basis, provided that the Selected Participant must be actively employed in the eligible role as of April 20, 2023 for the first-half Performance Period and as of October 1, 2023 for the second-half Performance Period. The Company may require a twelve (12) month waiting period prior to eligibility for Selected Participants who join the Company due to an acquisition.

TERMINATION OF EMPLOYMENT
A condition precedent to earning any Bonus Award or prorated portion thereof is continuous active full-time employment, which shall include qualifying leaves of absence through the Bonus Award payment date. Selected Participants must be actively employed by the Company on the date the Bonus Awards are paid in order to earn and receive a Bonus Award. In the case of an eligible Retirement, payment of a pro-rata award

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will be based on time worked in the role through the retirement date. In such cases, the Bonus Award payment will be paid on the Bonus Award payment date and not sooner unless specifically approved by the Committee.

ADMINISTRATION
The Committee will be responsible for the administration of the Plan and only the Committee has the ability to modify the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. All modifications to the Plan related to the CEO must be reviewed by the Board of Directors.

The Committee reserves the right to define Company performance metrics, to determine and assign individual performance goals and objectives for Selected Participants. Furthermore, the Committee may determine to exclude certain adjustments, one-time taxes and other charges from the performance metrics.

The Committee, in its sole and absolute discretion, may change Performance Periods based on market, business or other conditions, and review, revise, amend, or terminate the Plan at any time without notice at its sole discretion. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive, and binding on all parties concerned.

GENERAL
Except for certain limited exceptions with respect to CIC Agreements (as noted above), this Plan document supersedes any prior communications or previous documents a Selected Participant may have received. In the event of any conflict between a Selected Participants employment agreement with the Company and this Plan, the terms of the Participant’s employment agreement will control for those provisions that do not relate to annual bonus incentive compensation.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Selected Participants under the Plan. That Plan shall constitute an “unfunded” plan of the Company.

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision has not been included. Any questions regarding this Plan should be directed to the Human Resources department.

TERMS AND CONDITIONS
This Plan does not constitute a guarantee of work, job status or employment for any period of time. Your employment at the Company is at will and either you or the Company may terminate the relationship at any time. This document is not intended to create a contract of employment or commitment of ongoing payment, express or implied.

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